Exhibit 19.1

LENSAR, Inc.
Insider Trading Compliance Policy

LENSAR, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to promote compliance with these laws and regulations.

Persons Covered

You must comply with this policy if you are:

·
a director, officer or employee;
·
an entity controlled by a director, officer or employee; or
·
otherwise designated by the Company as subject to this policy, as an individual with access to material nonpublic information (e.g., certain contractors or consultants).

Individuals subject to this policy are responsible for ensuring that members of their household and dependents comply with this policy.

Notwithstanding anything to the contrary, this policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

Policy Statement

Unless otherwise permitted by this policy, you must not:

·
purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
·
purchase, sell, gift or otherwise transfer any security of any other company, while you possess material nonpublic information about the other company that you obtained in connection with your employment by or service to the Company;
·
directly or indirectly communicate material nonpublic information to anyone outside the Company unless you follow Company policy regarding confidential information; or
·
directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

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securities include stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;

·
purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
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sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
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material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
·
nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Company’s Chief Executive Officer or Chief Financial Officer or his or her designee (each, a “Compliance Officer”).

Quarterly Blackout Periods

The Compliance Officers will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.

The quarterly blackout period:

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begins at 11:59 p.m. on the 14th calendar day of the last month of each fiscal quarter; and
·
ends after completion of one trading day after the public release of earnings data for that quarter (for example, if the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday).

Exceptions to the blackout period policy may be approved by the Compliance Officers (or, in the case of exceptions for a Compliance Officer, another Compliance Officer or the Audit Committee Chairperson.

Additional Blackout Periods

From time to time, the Compliance Officers may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.

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Pre-Clearance of Transactions

The Compliance Officers will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

To submit a pre-clearance request, you must follow the procedures established by the Compliance Officers.

Pre-clearance approval:

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may be granted or withheld in the sole discretion of the Compliance Officers, or the Chief Financial Officer for transactions by the Chief Executive Officer and by the Chief Executive Officer for transactions by the Chief Financial Officer;
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remains valid for five business days for transactions, unless a specific exception has been granted by a Compliance Officer ;
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remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
·
will not constitute legal advice that a proposed transaction complies with applicable law;
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will not result in liability to the Company or any other person if delayed or withheld; and
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is not required to effect “sell-to-cover” transactions pursuant to a policy adopted by the Company or for transactions under a previously approved Rule 10b5-1 plan or a previously approved non-Rule 10b5-1 trading arrangement.

Exempt Transactions

The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to:

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transactions directly with the Company;
·
transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
·
purchases of Company securities through a 401(k) plan through regular payroll deductions (however, the sale of any such securities and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the fund is not an excepted transaction);
·
periodic contributions to, or the acquisition of Company securities under, an “employee stock purchase plan” (within the meaning of the Internal Revenue Code of 1986) maintained by the Company, in each case, pursuant to the terms and conditions of the applicable plan or the employees’ advance instructions;

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·
“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
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transactions under a pre-cleared Rule 10b5-1 plan; or
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transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K).

Trading Plans

The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies either:

·
the conditions of Rule 10b5-1; or
·
the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
·
a Compliance Officer has pre-approved.

A trading plan may be modified outside of a blackout period when you do not possess material nonpublic information. Modifications to and terminations of a trading plan must be pre-approved by a Compliance Officer.

Prohibited Transactions

You may not engage in:

·
short sales (i.e., sales of shares that you do not own at the time of sale) of Company securities;
·
options trading related to Company securities, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
·
hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
·
pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.

Post-Termination Transactions

If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.

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Policy Administration

The Compliance Officers have the authority to interpret, amend and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws.

Actions taken by the Company, the Compliance Officers, or any other LENSAR directors or employees do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this policy or with securities laws.

Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this policy.

Effective Date: November 5, 2024

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